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                                                                      EXHIBIT 11


                             Year Ended December 31,
                      (in thousands, except per share data)


                                                                                          1998
                                         1999                               ---------------------------------
                                        Actual                               Actual                  Proforma
                                       --------                             --------                 --------
BASIC

Net Income (Loss)                       ($1,832)                               ($560)                   ($560)
     Weighted Average Shares                688                                   55                      665
---------------------------            --------                             --------                 --------
Basic Earnings (Loss)                    ($2.66)                             ($10.16)                  ($0.84)
===========================            ========                             ========                 ========

DILUTED

Net Income (Loss)                        (1,832)                                (560)                    (560)
    Weighted Average Shares                 688                                   55                      665
                                       --------                             --------                 --------
Diluted Earnings (Loss)
    Per Share                            ($2.66)                             ($10.16)                   $0.84
===========================            ========                             ========                 ========